Exhibit 99-2

RenovoRx Announces Pricing of $12.1 Million
Underwritten Public Offering of Common Stock

February 6, 2025

MOUNTAIN VIEW, Calif.—(BUSINESS WIRE)— RenovoRx, Inc. (“RenovoRx” or the “Company”) (Nasdaq: RNXT), a life sciences company developing novel targeted oncology therapies and commercializing RenovoCath®, a novel, FDA-cleared delivery platform, today announced the pricing of a firm commitment, underwritten public offering of 11,523,810 shares of its common stock at a price to the public of $1.05 per share. All shares in the offering are being sold by RenovoRx.

The gross proceeds from the offering are expected to be approximately $12.1 million before deducting underwriting discounts and commissions and offering expenses. The offering is expected to close on February 10, 2025, subject to satisfaction of customary closing conditions.

RenovoRx intends to use the net proceeds received from the offering for working capital and general corporate purposes, including continued progression of its Phase III TIGeR-PaC study and the continued development and execution of commercial sales and marketing activities for RenovoCath as a standalone device.

Titan Partners Group, a division of American Capital Partners, is acting as the sole bookrunner for the offering.

The shares of common stock will be issued pursuant to a shelf registration statement on Form S-3 (File No. 333-268302) previously filed with the Securities and Exchange Commission (the “SEC”) on November 10, 2022, which became effective on November 21, 2022. The offering is being made only by means of a prospectus supplement and the accompanying base prospectus. A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website, located at www.sec.gov. Copies of the final prospectus supplement and the accompanying base prospectus relating to the offering, when available, may be obtained by contacting Titan Partners Group LLC, a division of American Capital Partners, LLC, 4 World Trade Center, 29th Floor, New York, NY 10007, by phone at (929) 833-1246 or by email at prospectus@titanpartnersgrp.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the applicable securities laws of such state or jurisdiction.

About RenovoRx, Inc.

RenovoRx is a life sciences company developing novel targeted oncology therapies and commercializing RenovoCath®, a novel, U.S. Food and Drug Administration (FDA)-cleared local drug-delivery platform, targeting high unmet medical needs. RenovoRx’s patented Trans-Arterial Micro-Perfusion (TAMP™) therapy platform is designed to ensure precise therapeutic delivery across the arterial wall near the tumor site to bathe the target tumor, while potentially minimizing a therapy’s toxicities versus systemic intravenous therapy. RenovoRx’s novel approach to targeted treatment offers the potential for increased safety, tolerance, and improved efficacy, and its mission is to transform the lives of cancer patients by providing innovative solutions to enable targeted delivery of diagnostic and therapeutic agents.

RenovoRx’s Phase III lead product candidate is a novel oncology drug-device combination product. It is being investigated under a U.S. investigational new drug application that is regulated by the FDA’s 21 CFR 312 pathway. The investigational drug-device combination candidate utilizes RenovoCath, the Company’s FDA-cleared drug-delivery device, indicated for temporary vessel occlusion in applications including arteriography, preoperative occlusion, and chemotherapeutic drug infusion. The intra-arterial infusion of chemotherapy, gemcitabine, utilizing the RenovoCath catheter is currently being evaluated for the treatment of locally advanced pancreatic cancer (LAPC) by the Center for Drug Evaluation and Research (the drug division of FDA).

The intra-arterial infusion of gemcitabine by the RenovoCath catheter is currently under investigation and has not been approved for commercial sale. RenovoCath with gemcitabine received Orphan Drug Designation for pancreatic cancer and bile duct cancer, which provides 7 years of market exclusivity upon NDA approval by the FDA.

RenovoRx is also engaged in implementing commercialization strategies utilizing its TAMP technology and FDA-cleared RenovoCath delivery system as a stand-alone device. In December 2024, RenovoRx announced the receipt of its first commercial purchase orders for RenovoCath devices. Additionally, over ten medical institutions have initiated the process for RenovoCath purchase orders. To meet and satisfy the anticipated demand, RenovoRx will continue to actively explore further revenue-generating activity either on its own or in tandem with a medical device commercial partner.

For more information, visit www.renovorx.com. Follow RenovoRx on Facebook, LinkedIn, and X.

Cautionary Note Regarding Forward-Looking Statements

This press release and statements of the Company’s management made in connection therewith and at the investor conference described herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including but not limited to statements regarding the timing and completion of the proposed public offering as well as the expected use of proceeds related thereto. Statements that are not purely historical are forward-looking statements. The forward-looking statements contained herein are based upon the Company’s current expectations and beliefs regarding future events, many of which, by their nature, are inherently uncertain, outside of the Company’s control and involve assumptions that may never materialize or may prove to be incorrect. These may include estimates, projections and statements relating to the Company’s research and development plans, intellectual property development, clinical trials, the Company’s therapy platform, business plans, financing plans, objectives and expected operating results, which are based on current expectations and assumptions that are subject to known and unknown risks and uncertainties that may cause actual results to differ materially and adversely from those expressed or implied by these forward-looking statements. These statements may be identified using words such as “may,” “expects,” “plans,” “aims,” “anticipates,” “believes,” “forecasts,” “estimates,” “intends,” and “potential,” or the negative of these terms or other comparable terminology regarding RenovoRx’s expectations strategy, plans or intentions, although not all forward-looking statements contain these words. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, that could cause actual events to differ materially from those projected or indicated by such statements, including, among other things: RenovoRx’s ability to complete the offering on the proposed terms, or at all, changes in market conditions, and RenovoRx’s expectations related to the use of proceeds from the proposed offering. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that the Company files from time to time with the SEC.

Forward-looking statements included herein are made as of the date hereof, and RenovoRx does not undertake any obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Contact

KCSA Strategic Communications
Valter Pinto or Jack Perkins
T:212-896-1254
RenovoRX@KCSA.com